CONTACTS

Gary L. Nalbandian	Mark A. Zody
Chairman/President	Chief Financial Officer
(717) 975-5630

PENNSYLVANIA COMMERCE BANCORP

DEPOSITS INCREASE 18%, LOANS UP 28%

January 19, 2006 - Camp Hill, PA - Pennsylvania Commerce Bancorp, Inc. (NASDAQ National Market Symbol: COBH), parent company of Commerce Bank/Harrisburg, N.A., reported increased deposits, assets and loans for the fourth quarter of 2005, announced Gary L. Nalbandian, Chairman of the bank holding company.

2005 FINANCIAL HIGHLIGHTS

	Year Ended
	12/31/05	12/31/04	% Change
	(Dollars in thousands, except per share data)

* Total Assets:	$1,641,121	$1,277,367	28%

* Total Deposits:	1,371,062	1,160,547	18%

* Total Loans (net):	815,439	638,496	28%

* Total Revenues:	$65,061	$57,881	12%

* Net Income:	8,817	8,591	3%

*Diluted Net Income
Per share - As Reported:	$1.38	$1.63	(15)%

*Diluted Net Income
Per Share - As Adjusted:(1)	$1.48	$1.63	(9)%

(1) Excluding non-recurring charges of $612,000, net of tax, in the fourth quarter of 2005.

Chairman’s Statement

In commenting on the Company’s financial results, Chairman Nalbandian noted the following financial highlights:

➢	In October, we opened our fourth store in Berks County market, and 28th overall; on Lancaster Avenue in Shillington.

➢	Core deposits grew $202 million, or 18%, for the year.

➢	Net loans grew $177 million, or 28%, for the prior 12 months to $815 million.

➢
Asset quality remains very strong with non-performing assets of 0.16% and net charge-offs to average loans outstanding of only 0.02% for the entire year of 2005. The allowance for loan losses to total loans ratio of 1.12% provides reserve coverage of over 360% of non-performing loans.

➢	The accelerated vesting of all prior stock options in the fourth quarter of 2005 allows that Commerce will not incur any compensation expense on these options for 2006 and beyond.

➢
Like most all banking institutions, Commerce was impacted by the flat yield curve interest rate environment throughout 2005 which reduced our net interest margin and the level of growth in our net interest income.

➢	Total revenues grew 12% for the year to $65 million.

➢	Deposit charges and service fees grew 25% for the fourth quarter and by 26% for the year.

➢
In the fourth quarter we repositioned $48 million of our available for sale investment securities portfolio from fixed to floating rates to partially offset further net interest margin compression. In doing so, the Company incurred an after-tax charge of $567,000, or $0.09 per share in the fourth quarter.

➢
Excluding the impact of the investment portfolio repositioning and stock option acceleration expense, which together totaled $612,000, net of tax, our net income grew by 10% despite a challenging interest rate environment and the incremental expenses associated with opening four new stores. On the same basis, our net income per share was down 9%, which includes the impact of a 21% increase in the number of shares outstanding year over year as a result of our public stock offering in the fourth quarter of 2004.

➢	Commerce produced the following shareholder returns:

	As of December 31, 2005

	Commerce	S & P Index

1 Year	1%	5%

5 Years	23%	1%

10 Years	23%	9%

Income Statement

	Three Months Ended			Year Ended
	December 31			December 31
			%			%
	2005	2004	Change	2005	2004	Change
	(dollars in thousands, except per share data)

Total Revenues:	$16,107	$15,138	6%	$65,061	$57,881	12%

Total Expenses:	13,790	11,010	25	50,403	42,466	19

As Reported
Net Income:	$1,476	$2,284	(35)	$8,817	$8,591	3

Diluted Net Income Per Share:	$0.23	$0.38	(39)	$1.38	$1.63	(15)

As Adjusted
Net Income:(1)	$2,088	$2,284	(9)	$9,429	$8,591	10

Diluted Net Income Per Share:(1)	$0.32	$0.38	(16)	$1.48	$1.63	(9)

(1) - Excluding non-recurring charges of $612,000, net of tax, in the fourth quarter of 2005

Balance Sheet

	12/31/05	12/31/04	% Increase
	(dollars in thousands)

Total Assets:	$1,641,121	$1,277,367	28%

Total Loans (net):	815,439	638,496	28%

Core Deposits:	1,309,926	1,108,095	18%

Total Deposits:	1,371,062	1,160,547	18%

Deposits

The Company’s deposit growth continues with total deposits at December 31, 2005 reaching $1.37 billion, a $211 million, or 18%, increase over total deposits of $1.16 billion one year ago. Core deposits grew by $202 million, or 18%, over the previous 12 months.

	12/31/05	12/31/04	$ Increase	% Increase
	(dollars in thousands)

Core Deposits:	$1,309,926	$1,108,095	$201,831	18%

Total Deposits:	$1,371,062	$1,160,547	$210,515	18%

Core Deposits

Core deposit growth by type of account is as follows:
				4th Qtr 2005	Annual
	12/31/05	12/31/04	$ Increase	Cost of Funds	Growth %
	(dollars in thousands)

Demand Non-Interest	$248,101	$206,393	$41,708	0.00%	20%

Demand Interest	525,320	421,430	103,890	2.95	25

Savings	346,208	307,377	38,831	1.89	13

Subtotal	1,119,629	935,200	184,429	2.00	20

Time	190,297	172,895	17,402	3.29	10

Total Core Deposits	$1,309,926	$1,108,095	$201,831	2.19%	18%

Core deposits, excluding time deposits, grew 20% for the year ended December 31, 2005.

Net Income and Net Income Per Share

    Net income totaled $1.5 million for the fourth quarter of 2005, down $808,000, or 35%, from net income of $2.3 million as reported for the fourth quarter of 2004. For the year ended December 31, 2005, net income totaled $8.8 million, up $226,000, or 3%, over net income of $8.6 million for the year ended December 31, 2004.

        Net income per fully diluted share for the fourth quarter was $0.23, vs. $0.38 recorded for the same period a year ago. On a fully diluted per share basis, net income for the year ended December 31, 2005 was $1.38 compared to $1.63 for the year ended December 31, 2004. Net income per share for the year ended December 31, 2005, reflects the impact of a 21% increase in the number of total shares outstanding in 2005 versus 2004 as a result of our public stock offering in the fourth quarter of 2004.

	Three Months Ended			Year Ended
	December 31			December 31
			%			%
	2005	2004	Change	2005	2004	Change
	(dollars in thousands, except per share data)

As Reported
Net Income:	$1,476	$2,284	(35)%	$8,817	$8,591	3%

Diluted Net Income
Per Share:	$0.23	$0.38	(39)	$1.38	$1.63	(15)

As Adjusted
Net Income:(1)	$2,088	$2,284	(9)	$9,429	$8,591	10

Diluted Net Income
Per Share:(1)	$0.32	$0.38	(16)	$1.48	$1.63	(9)

(1) - Excluding non-recurring charges of $612,000, net of tax, in the fourth quarter of 2005.

Total Revenues

	Three Months Ended			Year Ended
	December 31			December 31

	2005	2004	% Increase	2005	2004	% Increase
	(dollars in thousands)			(dollars in thousands)

Total Revenues:	$16,107	$15,138	6%	$65,061	$57,881	12%

Total revenues (net interest income plus non-interest income) for the fourth quarter increased $969,000 to $16.1 million, a 6% increase over the fourth quarter of 2004. Total revenues for the year ended December 31, 2005 increased by $7.2 million, or 12% increase, over the year ended December 31, 2004.

Net Interest Income and Net Interest Margin

    Net interest income for the fourth quarter 2005 of $13.1 million represented a 9% increase over the $12.1 million recorded a year ago. For the year ended December 31, 2005, net interest income totaled $50.9 million, up $4.3 million, or 9%, over the $46.6 million recorded in the year ended December 31, 2004. The Company’s core deposit growth fueled volume increases in the level of interest earning assets, which resulted in the increase in net interest income.

    The net interest margin for the fourth quarter of 2005 was 3.45% compared to 4.12% for the fourth quarter of 2004. The net interest margin for the year ended December 31, 2005 was 3.77%, compared to 4.28% for the year ended December 31, 2004. The decrease in net interest margin is the result of the continued increase in short-term rates as initiated by the Federal Reserve Board and the flattening of the yield curve, which has occurred over the past 12 months.

Net Interest Income and Rate/Volume Analysis

    As shown below, the increase in net interest income was due to volume increases in the Company’s earning assets, which were fueled by the Company’s continued growth of core deposits. The Company continues to grow core deposits, which has produced growth in net interest income, despite net interest margin compression brought on by the flat yield curve.

	Net Interest Income
December	Volume	Rate	Total	%
2005 vs. 2004	Increase	Change	Increase	Increase
	(dollars in thousands)

Quarter	$2,469	$(1,415)	$1,054	9%

Year End	$9,776	$(5,456)	$4,320	9%

The per share impact on the negative rate change was $0.15 for the fourth quarter and $0.57 for all of 2005.

Non-Interest Income

    Excluding net investment securities (losses), non-interest income for the fourth quarter of 2005 increased to $3.8 million from $3.0 million a year ago, a 25% increase. On the same basis, non-interest income for the year 2005 increased to $14.2 million from $11.3 million in 2004, a 26% increase. The growth in non-interest income for the fourth quarter and for the year ended December 31, 2005 was reflected in increased deposit charges and service fees, and other operating income as more fully depicted below:

	Three Months Ended			Year Ended
	December 31			December 31
			%			%
	2005	2004	Change	2005	2004	Change
	(dollars in thousands)
Deposit Charges
& Service Fees	$3,471	$2,787	25%	$12,430	$10,252	21%

Other Income	348	258	35	1,786	1,044	71

Subtotal	$3,819	$3,045	25%	$14,216	$11,296	26%

Net Investment Securities (Losses)	(859)	-	-	(60)	-	-

Total Non-Interest Income	$2,960	$3,045	(3)%	$14,156	$11,296	25%

Non-Interest Expenses

    Non-interest expenses for the fourth quarter of 2005 were $13.8 million, up 25% from $11.0 million a year ago. Non-interest expenses for the year 2005 were $50.4 million, up 19% from $42.5 million a year ago. The increases in non-interest expenses for both the quarter and the year 2005 were widespread across all categories and include the impact of four new stores opened during 2005.

Lending

    Loans increased $177 million, or 28%, to $815 million from $638 million a year ago, and the growth was represented across all loan categories. The composition of the Company’s loan portfolio is as follows:

	Loan Composition
	12/31/2005	% of Total	12/31/2004	% of Total	$ Increase	% Increase
	(dollars in thousands)

Commercial	$233,604	29%	$172,733	27%	$60,871	35%

Consumer	148,906	18	109,569	17	39,337	36

Commercial Real Estate	348,620	42	277,672	43	70,948	26

Residential	93,540	11	86,369	13	7,171	8

Gross Loans	824,670	100%	646,343	100%	178,327	28%

Less: Reserves	(9,231)		(7,847)		(1,384)

Net Loans	$815,439		$638,496		$176,943	28%

Asset Quality

    Asset quality continues to be strong as non-performing assets and loans past due 90 days at December 31, 2005 totaled $2.7 million, or 0.16%, of total assets, versus $1.4 million, or 0.11%, of total assets one year ago.

    Net charge-offs to average loans outstanding were only 0.02% for the entire year of 2005. The Company’s asset quality results are highlighted below:

	Year Ended

	12/31/2005	12/31/2004

Non-Performing Assets/Assets	0.16%	0.11%
Net Loan Charge-Offs	0.02%	0.14%
Loan Loss Reserve/Gross Loans	1.12%	1.21%
Non-Performing Loan Coverage	364%	916%
Non-Performing Assets/Capital
and Reserves	3%	2%

Investments

    The Company’s investment portfolio increased by 31%, to $687 million from $524 million one year ago, with 55% of total securities in the available for sale portfolio and 45% in the held to maturity portfolio. The investment portfolio, consisting mainly of high quality U.S. Government agency and mortgage-backed obligations, has a weighted average yield of 5.05% and a current duration of 3.9 years as of December 31, 2005.

    During the fourth quarter, the Company sold approximately $48 million of fixed rate securities with an approximate yield of 4.50% for an after tax loss of $567,000, or $0.09 per share. In turn, the Company purchased approximately $48 million of floating rate securities with a current yield of 5.20%.

Capital

    Stockholders’ equity at December 31, 2005 totaled $91.6 million, an increase of $6.6 million, or 8%, over stockholders’ equity of $85 million at December 31, 2004. Return on average stockholders’ equity (ROE) for the fourth quarter and year ended December 31, 2005 is shown in the table below:

Return on Equity

Three Months Ended		Year Ended
December 31		December 31

2005	2004	2005	2004

6.50%	12.36%	9.91%	14.78%

ROE for the fourth quarter and year 2005 reflects the impact of the additional capital raised by the Company during the fourth quarter of 2004.

The Company’s capital ratios at December 31, 2005 were as follows:

	Commerce	Regulatory Guidelines “Well Capitalized”
Leverage Ratio	6.69%	5.00%
Tier 1	9.78%	6.00
Total Capital	10.61%	10.00

New Stores and Expansion Plans

➢	On October 22, 2005, the Company opened its 28th store, located on Lancaster Avenue in Shillington, Berks County.

➢	The Company plans to open 4 new stores in 2006 including our initial entry into the Lancaster County market.

➢	The Company plans to open Commerce Center on Paxton Street in Dauphin County during the first quarter of 2006, which will serve as our new Headquarters, Operations and Training Facility.

➢	The Central Penn Business Journal has named Commerce one of Central Pennsylvania’s Top Fifty Fastest Growing Companies for the 9th year in a row.

➢	Commerce serves customers in Cumberland, Dauphin, Lebanon, York, and Berks counties.

➢	Pennsylvania Commerce Bancorp is an independent member of the “Commerce Bank Network,” a network of banks established by Commerce Bancorp, Inc. (NYSE: CBH) based in Cherry Hill, N.J.

FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

    The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the Securities and Exchange Commission, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

    These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System (the “FRB”); inflation; interest rate, market and monetary fluctuations; the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers; the willingness of customers to substitute competitors’ products and services for the Company’s products and services and vice versa; the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance); the impact of the rapid growth of the Company; the Company’s dependence on Commerce Bancorp, Inc. to provide various services to the Company; changes in the Company’s allowance for loan losses; effect of terrorists attacks and threats of actual war; unanticipated regulatory or judicial proceedings; changes in consumer spending and saving habits; and the success of the Company at managing the risks involved in the foregoing.

    The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company.